                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
                                           Commission Only (as permitted by
[X]  Definitive Proxy Statement            Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


                        Cash America International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 1998

To Our Shareholders:

     The Annual Meeting of Shareholders of Cash America International, Inc. (the "Company") will be held at the Fort Worth Club, 12th Floor, Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Tuesday, April 21, 1998 at 9:00 a.m., Fort Worth Time, for the following purposes:

          (1) Election of eleven (11) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

          (2) To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the year 1998; and

          (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Common Stock of the Company at the close of business on March 3, 1998 are entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.

     Management sincerely desires your presence at the meeting. However, so that we may be sure that your shares are represented and voted in accordance with your wishes, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                                      HUGH A. SIMPSON
                                                         Secretary

Fort Worth, Texas
March 16, 1998

                        CASH AMERICA INTERNATIONAL, INC.
                              1600 WEST 7TH STREET
                            FORT WORTH, TEXAS 76102
                         (PRINCIPAL EXECUTIVE OFFICES)

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 21, 1998

                            SOLICITATION OF PROXIES

     The proxy statement and accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Cash America International, Inc., a Texas corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Fort Worth Club located on the 12th Floor of the Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas on Tuesday, April 21, 1998 at 9:00 a.m., Fort Worth Time and at any recess or adjournment thereof. The solicitation will be by mail, and this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about March 16, 1998.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at its principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

     The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies from shareholders, and will pay such firm a fee for its services of approximately $5,000.00. Further solicitation of proxies may be made by telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company or by its transfer agent who will not be additionally compensated therefor, but will be reimbursed by the Company for out-of-pocket expenses.

     A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 1997 is being mailed with this Proxy Statement to all shareholders entitled to vote, but does not form any part of the information for solicitation of proxies.

                     VOTING SECURITIES OUTSTANDING; QUORUM

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 3, 1998 (the "Record Date"). At the close of business on March 3, 1998, there were 24,445,218 shares of Common Stock, par value $.10 per share, issued and outstanding, each of which is entitled to one vote on all matters properly brought before the meeting. There are no cumulative voting rights. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary for the election of directors and for ratification of the appointment of independent auditors. Shares voted for a proposal and shares represented by returned proxies that do not contain instructions to vote against a proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes for or against the proposal and will not be treated as shares entitled to vote, but such shares will be counted for purposes of determining the presence of a quorum.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the shareholders of the Company will consider and vote on the following matters:

          (1) Election of eleven (11) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

          (2) Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the year 1998; and

          (3) Such other business as may properly come before the meeting or any adjournments thereof.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors for the ensuing year will consist of eleven (11) members who are to be elected for a term expiring at the next annual meeting of shareholders or until their successors shall be elected and shall have qualified. The following slate of eleven nominees has been chosen by the Board of Directors and the Board recommends that each be elected. Unless otherwise indicated in the enclosed form of Proxy, the persons named in such proxy intend to nominate and vote for the election of the following nominees for the office of director. All of such nominees except Clifton H. Morris, Jr. are presently serving as directors.

                                            PRINCIPAL OCCUPATION                       DIRECTOR
     NAME AND AGE                          DURING PAST FIVE YEARS                       SINCE
     ------------                          ----------------------                      --------
  Jack Daugherty         Chairman of the Board and Chief Executive Officer of            1983
    (50)                 the Company since its inception. Mr. Daugherty has
                         owned and operated pawnshops since 1971.

  A. R. Dike             Mr. Dike has owned and served as Chairman of the Board          1988
    (62)                 and Chief Executive Officer of The Dike Co., Inc. (a
                         private insurance agency) for the past twenty years.
                         He was Chairman and Chief Executive Officer of The
                         Insurance Alliance, Inc. from January 1988 to September
                         1991 and has been Chairman of Willis Corroon Life, Inc.
                         of Texas since September 1991.

  Daniel R. Feehan       President and Chief Operating Officer of the Company            1984
    (47)                 since January 1990.

  James H. Graves        Managing Director of J. C. Bradford & Co., a Nashville          1996
    (49)                 based securities firm, where he has worked for more
                         than five years.

  B. D. Hunter           Mr. Hunter is the founder of Huntco, Inc., an                   1984
    (68)                 intermediate steel processing company, and for more
                         than five years has served as its Chairman of the Board
                         and Chief Executive Officer.

  Timothy J. McKibben    Chairman of the Board of Ancor Holdings, a private              1996
    (49)                 investment firm, since 1993, and prior to that,
                         Chairman of the Board and President of Anago
                         Incorporated, a company he co-founded in 1978 that
                         manufactures disposable medical products.

                                            PRINCIPAL OCCUPATION                       DIRECTOR
     NAME AND AGE                          DURING PAST FIVE YEARS                       SINCE
     ------------                          ----------------------                      --------
  Alfred M. Micallef     President since 1974, and currently Chief Executive             1996
    (55)                 Officer, of JMK International, Inc., a holding company
                         of rubber and plastics manufacturing businesses.

  Carl P. Motheral       Mr. Motheral has served over twenty-five years as               1983
    (71)                 President and Chief Executive Officer and also Director
                         of Motheral Printing Company (a commercial printing
                         company).

  Samuel W. Rizzo        Consultant and private investor since 1995, and prior           1984
    (62)(a)(c)           to that Executive Vice President of Service Corporation
                         International ("SCI"), a publicly held company that
                         owns and operates funeral homes and related businesses,
                         since February 1990.

  Rosalin Rogers         Private investor since 1986, and prior to that a                1996
    (47)                 principal with the brokerage firm of Financial First,
                         Inc. in New York, New York.

  Clifton H. Morris, Jr. Chairman of the Board and Chief Executive Officer of              --
    (62)                 AmeriCredit Corp., a national automobile consumer finance
                         company, since July 1988. (Mr. Morris served as a director of the Company from 1984 to 1996.)

     Each nominee for election as a director has consented to serve if elected. The Board of Directors does not contemplate that any of the above-named nominees for director will be unable to accept election as a director of the Company. Should any of them become unavailable for election as a director of the Company then the persons named in the enclosed form of proxy intend to vote such shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

     Certain nominees for director of the Company hold directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Hunter is a director of Mark Twain Bancshares, Inc., Celebrity, Inc., SCI, and Huntco Inc. Messrs. Daugherty, Rizzo and Graves are directors of Hallmark Financial Services, Inc. Mr. Feehan is a director of KBK Capital Corporation. Mr. Morris is a director of AmeriCredit Corp. and SCI. Also, Mr. Rizzo is a director of Tanknology Environmental, Inc. and Mr. Micallef is a director of Snyder Oil Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during the fiscal year ended December 31, 1997. Standing committees of the Board include the Executive Committee, Audit Committee, Executive Compensation Committee, and Stock Option Committee. The Company does not have a Nominating Committee.

     The Audit Committee's principal responsibilities consist of (a) recommending the selection of independent accountants, (b) reviewing the scope of the audit conducted by such auditors, as well as the audit itself, and (c) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures, and policies generally. Its members are Messrs. Rizzo and McKibben and Ms. Rogers. The Audit Committee held three meetings during fiscal 1997.

     The Executive Compensation Committee oversees and administers the Company's executive compensation program and administers the Company's 1994 Long-Term Incentive Plan. Its decisions relating to executive compensation are reviewed by the full Board of Directors. Its members are Messrs. Hunter, Dike and Graves. The Committee held three meetings during fiscal 1997.

     The Stock Option Committee has the general duty to administer the Company's 1987 Stock Option Plan (with Stock Appreciation Rights) and the 1989 Key Employee Plan. Its members are Messrs. Dike, Micallef and Motheral. The Stock Option Committee held no meetings during fiscal year 1997.

     All directors attended 75% or more of the total number of meetings of the Board and of committees on which they serve.

DIRECTORS' COMPENSATION

     Directors each receive a retainer of $2,500 per quarter. In addition, Board members receive $2,500 per Board meeting attended, Executive Committee members receive $1,500 for each Executive Committee meeting attended, and all other committee members receive $1,000 for each committee meeting attended.

     During 1989, the Company adopted the 1989 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), which provided for the grant to the Company's non-employee directors of options to purchase the Company's $.10 par value Common Stock. The Non-Employee Director Plan was approved by the Company's shareholders at the 1990 Annual Meeting. Effective October 25, 1989, options were granted under the Non-Employee Director Plan in the following amounts (after adjustment for stock splits in 1990 and 1992): 225,000 shares to each non-employee director serving on the Executive Committee of the Board of Directors (i.e., Messrs. Rizzo, Motheral and Morris), 150,000 shares to each other non-employee director with at least each two years of service on the Board of Directors as of the date of grant (i.e., Mr. Hunter) and 120,000 shares to each other non-employee director (i.e., Mr. Dike). The exercise price for all shares underlying such options was the last reported sale price of the Common Stock on the American Stock Exchange on the day preceding the date of grant ($6.33 after adjustment for stock splits in 1990 and 1992). The options expire 15 years from the date of grant. The options may be exercised with respect to 40 per cent of the number of shares subject to the options six months after the date of grant, and an additional 10 per cent of the shares subject to the options shall be exercisable as of the first, second, third, fourth, fifth and sixth anniversaries of the date of grant, except that in the event of the death or termination of service as a director by reason of disability, or in the event of a "change in control" of the Company (as that term is defined in the Non-Employee Director Plan), the options shall be immediately exercisable in full. An option holder may use already-owned Common Stock as full or partial payment for the exercise of options granted under the Non-Employee Director Plan. As a condition to participation in the Non-Employee Director Plan, each director named above in this paragraph entered into a Consultation Agreement with the Company dated as of April 25, 1990. Under these Agreements, the non-employee directors have agreed to serve the Company in an advisory and consultive capacity. They do not receive any additional compensation under these Agreements, however.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company has only one outstanding class of equity securities, its Common Stock, par value $.10 per share.

     The following table sets forth certain information, as of the Record Date, with respect to each person or entity who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock. The information below was derived solely from filings made by such owners with the Securities and Exchange Commission.

                                                              AMOUNT OF
                    NAME AND ADDRESS OF                       BENEFICIAL    PERCENT OF
                      BENEFICIAL OWNER                        OWNERSHIP       CLASS
                    -------------------                       ----------    ----------
Eagle Asset Management, Inc.................................  2,245,985(1)    9.25%
  880 Carillon Parkway
  St. Petersburg, Florida 33716
David L. Babson & Co., Inc..................................  1,828,790(2)    7.49%
  One Memorial Drive
  Cambridge, Massachusetts 02142

------------------

(1) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Eagle Asset Management, Inc. has sole voting power with regard to all 2,245,985 shares and the sole right to dispose of all 2,245,985 shares.

(2) Based upon information contained in a Schedule 13G, filed with the Company, which indicates that David L. Babson & Co., Inc. has sole voting power with regard to all 1,828,790 shares and the sole right to dispose of all 1,828,790 shares.

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of February 23, 1998 by its directors, nominees for election as directors, named executive officers, and all directors and executive officers as a group.

                                                         AMOUNT AND NATURE OF       PERCENT OF
                        NAME                          BENEFICIAL OWNERSHIP(1)(2)      CLASS
                        ----                          --------------------------    ----------
Jack Daugherty......................................          1,016,493                4.00%
A. R. Dike..........................................            136,000                 .55%
Daniel R. Feehan....................................            497,582(3)             2.00%
James H. Graves.....................................              3,200                *
B. D. Hunter........................................            165,000(4)              .67%
Timothy J. McKibben.................................              2,900                *
Alfred M. Micallef..................................             10,000                *
Carl P. Motheral....................................            444,065                1.79%
Samuel W. Rizzo.....................................            303,710(5)             1.23%
Rosalin Rogers......................................             10,000                *
James H. Kauffman...................................             39,186                 .16%
Robert D. Brockman..................................              8,750                *
Michael C. Stinson..................................                200(6)             *
Clifton H. Morris, Jr...............................            227,000(7)            .92%
All Directors and Executive Officers as a group (18
  persons)..........................................          2,924,692(8)            10.96%

------------------

 *  Indicates ownership of less than .1% of the Company's Common Stock.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) Except for the percentages of certain parties that are based on options exercisable within sixty days of February 23, 1998, as indicated below, the percentages indicated are based on 24,445,218 shares of Common Stock issued and outstanding on February 23, 1998. In the case of parties holding options, the percentage ownership is calculated on the assumption that the shares presently purchasable or purchasable within the next sixty days underlying such options are outstanding. The shares subject to options that are exercisable within sixty days of February 23, 1998 are as follows: Mr. Daugherty -- 900,500 shares; Messrs. Motheral, Rizzo and Morris -- 225,000 shares each; Mr. Dike -- 120,000 shares; Mr. Feehan -- 349,100 shares; Mr. Hunter -- 150,000 shares; Mr. Kauffman -- 6,250 shares; and Mr.
    Brockman -- 8,750 shares;.

(3) This amount includes 2,400 shares owned by Mr. Feehan's wife and 600 shares in the name of Mr. Feehan's children.

(4) This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(5) This amount includes 19,500 shares owned by trusts of which Mr. Rizzo is trustee and 4,000 shares owned by Mr. Rizzo's wife.

(6) This amount represents shares held in the name of Mr. Stinson's children.

(7) This amount includes 2,000 shares owned by Mr. Morris' wife.

(8) This amount includes 2,235,100 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's executive officers and directors are required to file under
Section 16(a) of the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, and written representations from individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 1997 all filing requirements applicable to executive officers and directors have been complied with, except that Mr. William R. Horne, Senior Vice President, reported a September 1997 cashless option exercise on Form 5 instead of on a current report on Form 4.

                             EXECUTIVE COMPENSATION

     The following sets forth information for each of the Company's last three fiscal years concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                           COMPENSATION --
                                                               AWARDS
                                                           ---------------
                                                             SECURITIES
                                    ANNUAL COMPENSATION      UNDERLYING       ALL OTHER
         NAME AND                   --------------------      OPTIONS/       COMPENSATION
    PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)      SARS (#)          ($)(1)
    ------------------       ----   ---------   --------   ---------------   ------------
Jack R. Daugherty,           1997    395,900    229,939        133,344          40,750
Chairman and CEO             1996    378,000    196,727             --          40,628
                             1995    378,000         --             --          48,534
Daniel R. Feehan,            1997    395,000    229,459        233,486          41,694
President and Chief          1996    341,750    177,834             --          30,953
Operating Officer            1995    315,000         --             --          30,464
James H. Kauffman,           1997    238,900    125,640         99,100          12,637
President -- Cash America    1996    112,500     46,840         25,000           4,754
Pawn(2)
Robert D. Brockman,          1997    174,700     87,312         63,204           6,208
Executive Vice President --  1996    169,200     70,447             --          10,515
Administration(3)            1995     87,500     21,045          7,500          33,534
Michael C. Stinson,          1997    207,692     51,185         54,000           2,217
President -- Mr. Payroll
Corporation(4)

---------------

(1) The amounts disclosed in this column for 1997 include:
     (a)Company contributions of the following amounts under the Company's 401(k) Savings Plan on behalf of Mr. Daugherty: $4,013; Mr. Feehan:
        $14,014; Mr. Kauffman: $7,537; Mr. Brockman: $4,742; and Mr. Stinson:
        $1,041.
     (b)Payment by the Company of premiums for term life insurance on behalf of Mr. Daugherty: $1,737; Mr. Feehan: $2,680; Mr. Kauffman: $5,100; Mr.
        Brockman: $1,466; and Mr. Stinson: $1,176.
     (c)Annual premium payments under split-dollar life insurance policies on Mr. Feehan ($25,000) and on Mr. Daugherty's spouse ($35,000).

(2) Mr. Kauffman joined the Company on July 1, 1996.

(3) Mr. Brockman joined the Company on June 21, 1995.

(4) Mr. Stinson became an executive officer in 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning option exercises in fiscal 1997 and the value of unexercised options held by each of the named executive officers at the end of the Company's last fiscal year.

                                                     INDIVIDUAL GRANTS
                                   ------------------------------------------------------
                                    NUMBER OF      % OF TOTAL
                                    SECURITIES    OPTIONS/SARS
                                    UNDERLYING     GRANTED TO    EXERCISE OR                GRANT DATE
                                   OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
              NAME                  GRANTED(#)    FISCAL YEAR      ($/SH)         DATE      VALUE($)(1)
              ----                 ------------   ------------   -----------   ----------   -----------
Jack R. Daugherty                    133,344(2)       13.0         10.8125      09/30/07      547,244
Daniel R. Feehan                     101,200(3)        9.8          8.3750      01/21/07      341,044
                                     132,286(2)       12.9         10.8125      09/30/07      542,902
James H. Kauffman                     24,100(3)        2.3          8.3750      01/21/07       81,217
                                      75,000(2)        7.3         10.8125      09/30/07      307,800
Robert D. Brockman                    18,400(3)        1.8          8.3750      01/21/07       62,008
                                      44,804(2)        4.4         10.8125      09/30/07      183,876
Michael C. Stinson                    54,000(2)        5.3         10.8125      09/30/07      221,616

---------------

(1) As permitted by the Securities and Exchange Commission's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations are based upon the following assumptions as of the grant date: (i) dividend yield per share of .68% for the January options and .64% for the September options based on the Company's history of dividend payments; (ii) volatility of 27.6% for the January options and 29.8% for the September options; (iii) exercise of the option at the end of the option term; (iv) a risk-free rate of return of 6.59% for the January options and 6.10% for the September options (based on the then quoted yield of Treasury Notes maturing 10 years from the grant date); and (v) a 3% annual discount factor for vesting limitations.

(2) These stock options were granted on September 30, 1997 and become exercisable on September 30, 2004, subject to accelerated vesting as follows: The options would vest 50% if the market price of the Company's common stock equals or exceeds 150% of the exercise price for 20 consecutive calendar days, and the options would vest 100% if the market price equals or exceeds 200% of the exercise price for 20 consecutive calendar days.

(3) These stock options were granted on January 21, 1997 and become exercisable on January 21, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 1997.

                      NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                     UNDERLYING UNEXERCISED       IN-THE-MONEY
                        OPTIONS/SARS AT         OPTIONS/SARS AT
                          FY-END(#)(1)            FY-END($)(2)
                     ----------------------   --------------------
                          EXERCISABLE/            EXERCISABLE/
       NAME              UNEXERCISABLE           UNEXERCISABLE
       ----          ----------------------   --------------------
Jack R. Daugherty       900,500/183,344        5,702,280/543,523
Daniel R. Feehan        349,100/274,886        2,105,914/958,107
James H. Kauffman         6,250/117,850           39,438/387,959
Robert D. Brockman        8,750/ 71,954           56,478/235,814
Michael C. Stinson          -0-/ 54,000              -0-/114,750

---------------

(1) These figures reflect the appropriate adjustments for the Company's three-for-two stock split in May 1990 and the two-for-one stock split in April 1992.

(2) Values stated are based upon the closing price of $12.9375 per share of the Company's Common Stock on the New York Stock Exchange on December 31, 1997, the last trading day of the fiscal year.

COMPENSATION COMMITTEE REPORT

-- OVERALL EXECUTIVE COMPENSATION POLICIES

     The basic philosophy of the Company's executive compensation program is to link the compensation of its executive officers to their contribution toward the enhancement of shareholder value. Consistent with that philosophy, the program is designed to meet the following policy objectives:

     - Attracting and retaining qualified executives critical to the long-term success of the Company.

     - Tying executive compensation to the Company's general performance and specific attainment of long-term strategic goals.

     - Rewarding executives for contributions to strategic management designed to enhance long-term shareholder value.

     - Providing incentives that align the executive's interest with those of the Company's shareholders.

-- ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of the following elements designed to meet the policy objectives set out above:

  Base Salary

     The Committee sets the annual salary of the Company's Chief Executive Officer and the President and reviews the annual salaries of the Company's other executive officers. In setting appropriate annual salaries, the Committee takes into consideration the minimum salaries set forth in certain executives' employment contracts (described elsewhere in this Proxy Statement), the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company's overall compensation structure, and the relative compensation of executives in similar positions in the marketplace. The Committee relies on information supplied by an outside compensation consulting firm pertaining to competitive compensation. The Company's executive compensation program is designed to position base salary at the 50th percentile of the competitive market and total cash compensation, including annual performance incentives, at the 75th percentile of the competitive market. The Committee believes that very few of the companies in the peer groups described below under "Performance Graph" are included in the surveys used for compensation comparisons. Those surveys represent a much broader collection of U.S. companies.

  Annual Incentive Compensation

     In 1996, the Committee modified the Company's executive compensation program to formalize its short-term and long-term components.

  a. Short-Term Component

     Under this component, the Company's executive officers are eligible to receive annual incentive cash bonuses equal to certain percentages of their annual base salaries. The bonus percentage varies depending upon the officer's position with the Company, and the percentages increase if the Company's earnings performance exceeds the financial plan. A portion of the bonus amount is based on the officer's accomplishment of certain individual performance objectives established at the outset of the year.

  b. Long-Term Component

     Under this component, the Company's executive officers are eligible to receive long-term incentive grants in the form of restricted stock and/or stock options, with the number of shares of stock and/or options to equal certain percentages of the officers' annual base salaries. The applicable percentage varies depending upon the officer's position with the Company. The allocation between restricted stock and stock options is determined by the Committee at its discretion. The Company's 1994 Long-Term Incentive Plan (the "1994 Plan"), approved by the shareholders of the Company at the April 1994 Annual Meeting, allows for these forms of stock-based long-term incentive compensation awards. This long-term incentive component rewards effective management that results in long-term increases in the Company's stock price. In this way, it is designed to further the objective of fostering and promoting improvement in long-term financial results and increases in shareholder value. The Company granted options to certain of its executive officers in 1997 at an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange on the day preceding the date of grant. (See the "Options/SAR Grants in Last Fiscal Year" table in this Proxy Statement.) This arrangement rewards effective management that results in long-term increases in the Company's stock price. The number of options granted to the Company's highest paid executive officers, as reflected elsewhere in this Proxy Statement, is based in part on many of the same considerations underlying the determination of annual base salary. The options granted to certain of the Company's executive officers in October 1997 vest seven years after the date of grant. However, vesting will accelerate if the Company's stock price hits certain target levels: the options vest 50% if the stock price equals or exceeds 150% of the exercise price for twenty consecutive calendar days, and the options vest 100% if the stock price equals or exceeds 200% of the exercise price for twenty consecutive calendar days. Those executive officers covered by this grant would be scheduled to receive a comparable grant of options three years after the grant date or upon 100% vesting of these options, whichever comes first. With this grant, the Company further strengthened the link between its senior management's interests and those of the Company's shareholders.

  Deductibility Cap on Executive Compensation

     A federal tax law enacted in 1994 disallows corporate deductibility for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. Although the cash compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers is well below the $1,000,000 level in each case, the Committee determined that the Company should seek to ensure that future stock option and performance award compensation under the 1994 Plan qualifies as "performance-based compensation." Accordingly, the 1994 Plan is intended to meet the requirements of this tax law and thereby preserve full deductibility of both stock option and stock-based performance award compensation expense.

-- CEO'S COMPENSATION FOR FISCAL 1997

     The fiscal 1997 salary of Mr. Jack R. Daugherty, Chief Executive Officer of the Company, was based primarily on his rights under his employment agreement with the Company, which is described elsewhere in this Proxy Statement. Under that agreement, Mr. Daugherty's minimum base salary is $386,000. The Committee believes that the total cash compensation paid to Mr. Daugherty was appropriate in light of the Company's accomplishments in 1997, including a 22% increase in earnings per share on the strength of continued improvement in the average unit loan-to-merchandise ratio and a continuing rise in net revenue yield on merchandise held for disposition.

     These 1997 accomplishments also support the Committee's belief that the fiscal 1997 cash compensation of the Company's other executive officers was set at appropriate levels.

                        EXECUTIVE COMPENSATION COMMITTEE

                                          B. D. Hunter, Chairman
                                          A. R. Dike
                                          James H. Graves

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on Page 11 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Executive Compensation Committee of the Company's Board of Directors is an officer, former officer, or employee of the Company or any subsidiary of the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     As a condition to receiving grants of options under the 1989 Key Employee Stock Option Plan for Cash America International, Inc., Messrs. Daugherty and Feehan entered into employment agreements with the Company dated April 25, 1990. Effective August 1, 1997, Messrs. Daugherty and Feehan entered into amended and restated employment agreements with the Company. The initial term of each of these agreements expires July 31, 2002. Under these agreements, compensation is determined annually by the Company's Board of Directors, subject to minimum annual compensation of $386,000 for each of Messrs. Daugherty and Feehan. Included in each agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreements also provide that if the employee is terminated by the Company other than for cause, the Company will pay to the employee the remainder of his current year's salary plus an amount equal to the employees' salary, at the then current rate, for a period equal to the greater of three years or the remainder of the term of the agreement, with that amount payable in thirty-six equal monthly installments. In the event the employee resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreement), the employee will be entitled to earned and vested bonuses at the date of termination plus the remainder of his current year's salary (undiscounted) plus the present value (employing an interest rate of 8%) of five additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period).

PERFORMANCE GRAPH

     The following Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Common Stock, (2) the Standard & Poor's 500 Index, and (3) the common stock of a peer group of companies whose returns are weighted according to their respective market capitalizations. The values of each investment as of the beginning of each year are based on share price appreciation and the reinvestment of dividends. The peer group consists of the other companies in the pawnbroking industry with publicly traded common stock.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN

                                                        CASH
               MEASUREMENT PERIOD                   AMERICA INTL        S&P 500
             (FISCAL YEAR COVERED)                      INC.           COMP INDEX        PEER GROUP
DEC92                                                       100.00            100.00            100.00
DEC93                                                        86.73            110.08             61.32
DEC94                                                        91.90            111.53             42.11
DEC95                                                        51.56            153.45             23.24
DEC96                                                        80.30            188.68             34.49
DEC97                                                       122.81            251.63             52.68

                         DATA SOURCE: STANDARD & POOR'S COMPUSTAT

TRANSACTIONS WITH MANAGEMENT

     The Board of Directors of the Company adopted an officer stock loan program in 1994 and modified the program in 1996. The purpose of the program is (i) to facilitate and encourage the ownership of Company common stock by the officers of the Company and (ii) to establish the terms for stock loan transactions with officers. Participants in the program can utilize loan proceeds to acquire and hold common stock of the Company by means of option exercises or otherwise. The stock to be held as a result of the loan must be pledged to the Company to secure the obligation to repay the loan. Under the terms of the loan, interest accrues at the "applicable Federal rate" for loans of this type, as published by the Internal Revenue Service from time to time. Interest is payable annually and may be paid with additional loan proceeds. Each loan has a one year maturity and is renewable thereafter for successive one year terms, except that the Committee could notify the borrower during any renewal term that the loan would not renew again after the next succeeding renewal term. The aggregate principal balance of all outstanding loans under the program may not exceed $5,000,000 at any time. As of December 31, 1997, Messrs. Daugherty and Feehan had stock loans outstanding under this program in the aggregate principal amounts of $899,296, and $1,205,508, respectively.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. of Fort Worth, Texas served as independent public accountants for the Company for fiscal 1997 and has reported on the Company's financial statements. The Board of Directors of the Company has selected Coopers & Lybrand L.L.P. to audit the accounts of the Company for the fiscal year ending December 31, 1998 and recommends to the shareholders that they ratify this selection for the ensuing fiscal year ending December 31, 1998. The Company has been advised that Coopers & Lybrand L.L.P. has no relationship with the Company or its subsidiaries other than that arising from the firm's employment as auditors. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and will be available to respond to appropriate questions at such meeting.

     While shareholder ratification is not required for the selection of Coopers & Lybrand L.L.P. since the Board of Directors has the responsibility for the selection of the Company's independent public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinion thereon, which opinion will be taken into consideration in future deliberations.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 1998 FISCAL YEAR.

                                 OTHER BUSINESS

     Any proposal to be presented by a shareholder at the Company's 1999 Annual Meeting of Shareholders must be presented to the Company by no later than November 13, 1998.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed reply envelope.

                                             By Order of the Board of Directors

                                                      HUGH A. SIMPSON
                                                         Secretary

March 16, 1998

                        CASH AMERICA INTERNATIONAL, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR ANNUAL MEETING APRIL 21, 1998

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and Hugh A. Simpson, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the "Company") to be held in Fort Worth, Texas on April 21, 1998, and at any adjournment thereof, all of the stock of the Company standing in my name as of the record date of March 3, 1998 on all matters coming before said meeting.

                                             (CHANGE OF ADDRESS)
                                   ----------------------------------------

                                   ----------------------------------------

                                   ----------------------------------------
                                   (If you have written in the above space, please mark the corresponding box on the reverse side of this card).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                                                                 PLEASE MARK YOUR
                                                                                                                 VOTES AS INDICATED
                                                                                                                 IN THIS EXAMPLE [X]


                                                                             FOR       WITHHELD
Election of Directors, Nominees:
Jack R. Daugherty, A.R. Dike, Daniel R. Feehan, James H. Graves,              [ ]         [ ]
B.D. Hunter, Timothy J. McKibbon, Alfred M. Micallef, Carl P. Monthoral,
Samuel W. Rizzo, Rosalin Rogers, Clifton H. Morris, Jr.
except vote withheld from the following nominee(s).

---------------------------------------------------

                                                                              FOR     AGAINST     ABSTAIN
Ratification of the appointment of Coopers & Lybrand L.L.P. as independent
auditors for the year 1998.                                                   [ ]       [ ]         [ ]


On their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournments thereof.



[                                                                                                          ]


                                                                                                                 CHANGE
                                                                                                                   OF     [ ]
                                                                                                                 ADDRESS


SIGNATURE                                              SIGNATURE                                           DATE
         ---------------------------------------------          ------------------------------------------     --------------------

NOTE:    PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
         TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.